Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 21, 2015 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the fourth quarter ended December 31, 2014.

Highlights for the quarter included the following:

•	Total revenue of $206.8 million, an increase of 17.2% compared with the fourth quarter of 2013.
•	Freight revenue of $172.6 million (excludes revenue from fuel surcharges), an increase of 22.9% compared with the fourth quarter of 2013.
•
Operating income of $24.6 million and an operating ratio of 85.7%, compared with operating income of $8.9 million and an operating ratio of 93.7% in the fourth quarter of 2013. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•
Net income of $13.5 million, or $0.82 per diluted share, compared with net income of $3.3 million, or $0.22 per diluted share in the fourth quarter of 2013, on a 9.0% increase in weighted average diluted shares resulting primarily from the Company’s public offering of 3,036,000 common shares completed in November 2014.

For the year ended December 31, 2014, total revenue increased 5.0%, to $719.0 million from $684.5 million for 2013.  Freight revenue, which excludes revenue from fuel surcharges, increased 7.4%, to $578.6 million in 2014 from $538.9 million in 2013.  The Company reported net income of $17.8 million, or $1.15 per diluted share, for 2014 compared to net income of $5.2 million, or $0.35 per diluted share in 2013. The 2014 year included a $7.5 million pretax, or $0.30 per share after tax, increase to claims reserves resulting from an adverse judgment on a 2008 cargo claim recorded to “Insurance and claims” expense in the third quarter of 2014.

Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “The substantial improvement in earnings for the fourth quarter relates primarily to higher freight revenue per tractor in our asset-based business, significant improvement in revenue and margins in our non–asset based Covenant Transport Solutions business relating to peak holiday shipping projects, and reduced fuel and capital costs. These improvements were partially offset by higher employee wage and benefit expense, as well as higher casualty insurance expense. Our results during the quarter benefitted significantly from the growth in holiday shopping over the Internet, and the resulting volumes carried for our less-than-truckload (“LTL”), parcel delivery, and omni-channel shipping customers.  We began planning with our customers for the peak holiday season during the third quarter, with the result that execution for the consumers was significantly improved during 2014 despite higher volumes.  I would like to thank our customers, our professional truck drivers, and our asset-based and non-asset based personnel, who coordinated closely and worked tirelessly to provide outstanding service."

Management Discussion—Asset-Based Truckload Operations

 “For the quarter, total revenue in our asset-based operations increased to $185.6 million, an increase of $20.7 million compared with the fourth quarter of 2013.  This increase consisted of higher freight revenue of $22.6 million, partially offset by lower fuel surcharge revenue of $1.9 million. The $22.6 million increase in freight revenue related to a 20.5% increase in average freight revenue per tractor per week and a $1.0 million increase of freight revenue contributed from our refrigerated intermodal service offering, partially offset by a 3.0% decrease in our average tractor fleet. Team-driven trucks increased to an average of 912 teams in the fourth quarter of 2014, an increase of approximately 12.9% over the average of 808 in the fourth quarter of 2013, as well as a 7.2% sequential increase over the average of 851 teams in the third quarter of 2014.

“Average freight revenue per tractor per week increased to $4,300 during the 2014 quarter from $3,568 during the 2013 quarter.  This improvement primarily resulted from an increase in the percentage of our fleet comprised of team-driven trucks and the participation of both asset-based and non-asset based subsidiaries in holiday shipping business, which contributed to increases in miles per unit, average length of haul, and average freight revenue per total mile. Our average seated truck percentage also increased, as approximately 4.4% of our fleet lacked drivers during the 2014 quarter compared with approximately 5.0% during the 2013 quarter.

“Operating costs continue to be pressured in several areas. Salaries, wages and related expenses increased approximately 8.3 cents per mile due to a higher percentage of our fleet comprised of team-driven tractors, employee pay adjustments since the fourth quarter of 2013, increased incentive compensation, higher group health insurance expense, and higher workers’ compensation expense.

“Insurance and claims per mile cost increased to 12.1 cents per mile in the fourth quarter of 2014 from 9.4 cents per mile in the fourth quarter of 2013. The increase primarily related to a greater severity of claims for accidents incurred during the fourth quarter of 2014, combined with worse claims experience as compared to the prior year quarter.

 “Net fuel expense improved meaningfully as a result of our capital investments in new tractors and aerodynamic trailers, efficiency initiatives, improved fuel pricing, and favorable adjustments to fuel surcharge programs from customers, partially offset by unfavorable fuel hedging results. Net fuel expense was approximately 8.7 cents per company mile in the 2014 quarter compared with 11.1 cents per company mile in the 2013 quarter. Ultra low sulfur diesel prices as measured by the Department of Energy averaged approximately $0.29/gallon lower in the fourth quarter of 2014 compared with the 2013 quarter. Losses from fuel hedging transactions were $2.9 million in the 2014 quarter compared with gains of $0.3 million in the 2013 quarter. We expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in favorable or unfavorable results in any given quarter.

“Capital costs (consisting of depreciation and amortization (which includes gain or loss on disposition of assets), revenue equipment rentals and interest expense) decreased by approximately $2.8 million. Combined revenue equipment rentals and interest expense decreased $2.1 million primarily resulting from December repayments of debt and leases from the approximately $63.0 million proceeds from our late November public offering. Also, an approximately $1.2 million increase in gain on sale of assets was partially offset by higher depreciation expense for more expensive tractors. We continue to invest in new, more fuel-efficient equipment that offers dependability, lower operating costs, improved safety technology, and improved driver satisfaction.”

Management Discussion—Non-Asset Based Brokerage and Other Operations

Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue increased 83.0%, to $21.2 million from $11.6 million in the same quarter of 2013. Operating income was approximately $2,304,000 for an operating ratio of 89.1%, compared with operating income of approximately $697,000 and an operating ratio of 94.0% in the fourth quarter of 2013. The sequential and year-over-year growth in revenue and profitability was primarily the result of additional peak-season freight opportunities that were serviced well by Solutions and will not continue into the first quarter of 2015. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $1.2 million of pre-tax income in the quarter compared with $0.6 million in the fourth quarter of 2013.”

Cash Flow and Liquidity

Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At December 31, 2014, our total balance sheet debt and capital lease obligations, net of cash, were $181.0 million, our stockholders’ equity was $169.2 million, and our tangible book value was $169.0 million, or $9.34 per basic share.  At December 31, 2014, our ratio of net debt to total balance sheet capitalization was 51.7%.  At December 31, 2014, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $45.7 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2013, the Company's balance sheet debt and capital lease obligations, net of cash, has decreased by $45.2 million, while the present value of financing provided by operating leases decreased by approximately $33.3 million. At December 31, 2014, we had approximately $60.7 million of borrowing availability under our revolving line of credit.

 “In 2014, we took delivery of approximately 946 new company tractors and disposed of approximately 1,300 used tractors, including approximately 220 out-of-service tractors that were held for sale or being prepared for sale as of the end of fiscal 2013. Our current tractor fleet plan for 2015 includes the delivery of approximately 580 new company tractors, and the disposal of approximately 505 used tractors.  With a relatively young average company tractor fleet age of 1.6 years at December 31, 2014, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  We believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2015.”

Outlook

“Our outlook for 2015 is positive. We expect our average truck count to grow slowly over the course of the year, starting with a slight year-over-year increase in the first quarter of 2015. In addition, we expect to report earnings in the first quarter in a range of $0.10 to $0.18 per diluted share, on approximately 18.4 million weighted average shares, generating positive first quarter earnings for the first time since 2004. For the full year, we expect earnings per diluted share to increase modestly over 2014, even if adding back the approximately $0.30 per share unfavorable cargo claim reserve adjustment we recorded in the third quarter of 2014 and taking into consideration approximately 19.0% more estimated annual weighted average diluted shares.  Achieving year-over-year improvements may become more challenging in the second half of the year depending on the level of involvement of our asset-based and Solutions subsidiaries in the supply chains of our LTL, parcel, and omni-channel shipping customers during the peak freight season.”

Conference Call Information

The Company will host a live conference call tomorrow, January 22, 2015, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG4.  An audio replay will be available for one week following the call at 877-919-4059, access code 29587700. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to equipment purchases and disposals, sources of funding for such purchases, and the statements under “Outlook” are forward-looking statements. Such items have not been subjected to all the review and audit procedures associated with the release of actual financial results.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time (including with respect to the adverse judgment on the 2008 cargo claim announced in the third quarter of 2014), adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer	(423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Dec 31,			Year Ended Dec 31,
($000s, except per share data)	2014	2013	% Change	2014	2013	% Change
Freight revenue	$172,583	$140,406	22.9%	$578,569	$538,933	7.4%
Fuel surcharge revenue	34,205	36,082		140,411	145,616
Total revenue	$206,788	$176,488	17.2%	$718,980	$684,549	5.0%

Operating expenses:
Salaries, wages, and related expenses	65,110	55,344		231,761	218,946
Fuel expense	40,981	44,268		168,856	186,002
Operations and maintenance	11,752	12,583		47,251	50,043
Revenue equipment rentals and
purchased transportation	32,954	27,286		111,772	102,954
Operating taxes and licenses	2,919	2,754		10,960	10,969
Insurance and claims	10,365	7,658		39,594	30,305
Communications and utilities	1,486	1,341		5,806	5,240
General supplies and expenses	4,662	3,820		16,950	16,002
Depreciation and amortization, including gains and
losses on disposition of property and equipment	11,909	12,557		46,384	43,694
Total operating expenses	182,138	167,611		679,334	664,155
Operating income	24,650	8,877		39,646	20,394
Other (income) expenses:
Interest expense	2,699	2,763		10,807	10,400
Interest income	(4)	-		(13)	(3)
Other	-	-		-	-
Other expenses, net	2,695	2,763		10,794	10,397
Equity in income of affiliate	1,200	570		3,730	2,750
Income before income taxes	23,155	6,684		32,582	12,747
Income tax expense	9,610	3,345		14,774	7,503
Net income	$13,545	$3,339		$17,808	$5,244

Basic earnings per share	$0.84	$0.22		$1.17	$0.35
Diluted earnings per share	$0.82	$0.22		$1.15	$0.35
Basic weighted average shares outstanding (000s)	16,174	14,866		15,250	14,837
Diluted weighted average shares outstanding (000s)	16,443	15,084		15,517	15,039

	Three Months Ended Dec 31,			Year Ended Dec 31,
	2014	2013	% Change	2014	2013	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$151,363	$128,810	17.5%	$522,590	$498,787	4.8%
Covenant Transport Solutions non-asset based revenues	21,220	11,596	83.0%	55,979	40,146	39.4%
Freight revenue	$172,583	$140,406	22.9%	$578,569	$538,933	7.4%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.946	$1.743	11.7%	$1.772	$1.656	7.0%
Average freight revenue per total mile	$1.754	$1.564	12.2%	$1.598	$1.490	7.2%
Average freight revenue per tractor per week	$4,300	$3,568	20.5%	$3,777	$3,411	10.7%
Average miles per tractor per period	32,208	29,987	7.4%	123,275	119,375	3.3%
Weighted avg. tractors for period	2,633	2,714	-3.0%	2,609	2,777	-6.1%
Tractors at end of period	2,665	2,688	-0.8%	2,665	2,688	-0.8%
Trailers at end of period	6,722	6,861	-2.0%	6,722	6,861	-2.0%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	12/31/2014	12/31/2013
Total assets	$553,716	$466,422
Total stockholders' equity	$169,204	$100,360
Total balance sheet debt, net of cash	$181,004	$226,216
Net Debt to Capitalization Ratio	51.7%	69.3%
Tangible book value per basic share	$9.34	$5.53

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